EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2022 RESULTS

●	Total contract drilling revenues were $586 million, compared to $621 million in the fourth quarter of 2021 (total adjusted contract drilling revenues of $615 million, compared to $671 million in the fourth quarter of 2021);
●	Revenue efficiency(1) was 94.9%, compared to 94.5% in the prior quarter;
●	Operating and maintenance expense was $412 million, compared to $430 million in the prior period;
●	Net loss attributable to controlling interest was $175 million, $0.26 per diluted share, compared to $260 million, $0.40 per diluted share, in the fourth quarter of 2021;
●	Adjusted EBITDA was $163 million, compared to $250 million in the prior quarter;
●	Contract backlog was $6.1 billion as of the April 2022 Fleet Status Report; and
●	Not included in this backlog is a new 10-well contract in Angola for Deepwater Skyros at $310,000 per day, excluding services and bonus opportunity, expected to commence in December 2022 in direct continuation of its current engagement. This contract adds approximately 540 days of work. Additionally, Deepwater Invictus was awarded two one-well extensions totaling approximately 90 days at a rate of $375,000 per day. Together these new fixtures add approximately $200 million of backlog.

STEINHAUSEN, Switzerland—May 2, 2022—Transocean Ltd. (NYSE: RIG) today reported a net loss attributable to controlling interest of $175 million, $0.26 per diluted share, for the three months ended March 31, 2022.

First quarter 2022 results included net favorable non-cash item of $8 million, or $0.02 per diluted share, related to discrete tax items. After consideration of this net favorable item, first quarter 2022 adjusted net loss was $183 million, $0.28 per diluted share, compared to $126 million, $0.19 per diluted share, in the fourth quarter of 2021.

Contract drilling revenues for the three months ended March 31, 2022 decreased sequentially by $35 million to $586 million, primarily due to decreased dayrate for two rigs and two fewer calendar days in the first quarter.

Contract intangible amortization represented a non-cash revenue reduction of $29 million, compared to $50 million in the fourth quarter of 2021.

Operating and maintenance expense was $412 million, compared with $430 million in the prior quarter. The sequential decrease was primarily the result of lower in-service maintenance costs and a $28 million increase in our allowance for certain excess materials and supplies in the fourth quarter that was not repeated in the first quarter, partially offset by increased activity.

General and administrative expense was $42 million, down from $49 million in the fourth quarter of 2021. The decrease was primarily due to reduced research and development costs and legal and professional fees.

Interest expense, net of amounts capitalized, was $102 million, compared with $107 million in the prior quarter. Interest income was $2 million, compared with $4 million, in the previous quarter.

The Effective Tax Rate(2) was (17.6)% in the current quarter and (74.0)% in the prior quarter. The change in the rate was primarily due to the tax impact of the transition to ordinary taxation in Switzerland recorded in the prior quarter and beneficial releases of uncertain tax positions in the current quarter. The Effective Tax Rate excluding discrete items was (22.8)% compared to (44.9)% in the previous quarter.

Cash flows used in operating activities were $1 million, compared to cash provided by operating activities of $185 million in the prior quarter. The first quarter net cash used in operating activities increased sequentially primarily due to reduced cash received from customers combined with increased payments for payroll-related costs.

First quarter 2022 capital expenditures of $106 million, compared to $71 million in the prior quarter, were primarily related to the company’s newbuild drillships under construction.

“The Transocean team continued to provide safe, reliable and efficient operations for our customers during the first quarter, resulting in approximately 98% uptime performance across our global fleet,” said Chief Executive Officer, Jeremy Thigpen. “With this consistently dependable performance, our industry-leading fleet of high-specification, ultra-deepwater and harsh-environment floaters and the continued deployment of new technologies, we are well-positioned to capitalize on the ongoing recovery in the offshore drilling market.”

Thigpen continued: “As hydrocarbon prices remain highly supportive, we remain optimistic about Transocean’s future, especially as governments worldwide recognize that oil and natural gas will, for the foreseeable future, continue to be important energy resources for security and economic growth as the world transitions to a lower carbon future.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). We believe certain financial measures, such as Adjusted Contract Drilling Revenues, EBITDA, Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in and operates a fleet of 37 mobile offshore drilling units consisting of 27 ultra-deepwater floaters and 10 harsh environment floaters. In addition, Transocean is constructing two ultra-deepwater drillships.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 3 p.m. CEST, on Tuesday, May 3, 2022, to discuss the results. To participate, dial +1 313-209-4906 and refer to conference code 8215802 approximately 15 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT, 6 p.m. CEST, on Tuesday, May 3, 2022. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 8215802, pin 8037. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the fluctuation of current and future prices of oil and gas, the global and regional supply and demand for oil and gas, the intention to scrap certain drilling rigs, the success of our business following prior acquisitions, the effects of the spread of and mitigation efforts by governments, businesses and individuals related to contagious illnesses, such as COVID-19, and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2021, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”) or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)	Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations. See the accompanying schedule entitled “Revenue Efficiency.”

(2)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contact:

Cale Dillingham

+1 713-232-7041

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2022	2021

Contract drilling revenues	$586	$653

Costs and expenses
Operating and maintenance	412	435
Depreciation and amortization	183	187
General and administrative	42	39
	637	661

Gain (loss) on disposal of assets, net	1	(59)
Operating loss	(50)	(67)

Other income (expense), net
Interest income	2	3
Interest expense, net of amounts capitalized	(102)	(115)
Gain on retirement of debt	—	51
Other, net	1	9
	(99)	(52)
Loss before income tax expense (benefit)	(149)	(119)
Income tax expense (benefit)	26	(21)

Net loss	(175)	(98)
Net income attributable to noncontrolling interest	—	1
Net loss attributable to controlling interest	$(175)	$(99)

Loss per share, basic and diluted	$(0.26)	$(0.16)
Weighted-average shares, basic and diluted	664	617

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2022	2021

Assets
Cash and cash equivalents	$911	$976
Accounts receivable, net of allowance of $2 at March 31, 2022 and December 31, 2021	525	492
Materials and supplies, net of allowance of $188 and $183 at March 31, 2022 and December 31, 2021, respectively	386	392
Restricted cash and cash equivalents	315	436
Other current assets	142	148
Total current assets	2,279	2,444

Property and equipment	23,245	23,152
Less accumulated depreciation	(6,232)	(6,054)
Property and equipment, net	17,013	17,098
Contract intangible assets	144	173
Deferred tax assets, net	7	7
Other assets	920	959
Total assets	$20,363	$20,681

Liabilities and equity
Accounts payable	$206	$228
Accrued income taxes	19	17
Debt due within one year	636	513
Other current liabilities	491	545
Total current liabilities	1,352	1,303

Long-term debt	6,375	6,657
Deferred tax liabilities, net	470	447
Other long-term liabilities	1,035	1,068
Total long-term liabilities	7,880	8,172

Commitments and contingencies

Shares, CHF 0.10 par value, 891,379,306 authorized, 142,363,356 conditionally authorized, 754,244,072 issued and 681,055,270 outstanding at March 31, 2022, and 891,379,306 authorized, 142,363,356 conditionally
authorized, 728,176,456 issued and 655,505,335 outstanding at December 31, 2021	67	64
Additional paid-in capital	13,790	13,683
Accumulated deficit	(2,633)	(2,458)
Accumulated other comprehensive loss	(94)	(84)
Total controlling interest shareholders’ equity	11,130	11,205
Noncontrolling interest	1	1
Total equity	11,131	11,206
Total liabilities and equity	$20,363	$20,681

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(175)	$(98)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Contract intangible asset amortization	29	56
Depreciation and amortization	183	187
Share-based compensation expense	7	7
(Gain) loss on disposal of assets, net	(1)	59
Gain on retirement of debt	—	(51)
Deferred income tax expense	23	2
Other, net	21	7
Changes in deferred revenues, net	(11)	(37)
Changes in deferred costs, net	(4)	3
Changes in other operating assets and liabilities, net	(73)	(39)
Net cash provided by (used in) operating activities	(1)	96

Cash flows from investing activities
Capital expenditures	(106)	(59)
Investments in unconsolidated affiliates	(15)	—
Proceeds from disposal of assets, net	1	6
Net cash used in investing activities	(120)	(53)

Cash flows from financing activities
Repayments of debt	(165)	(139)
Proceeds from issuance of shares, net of issue costs	103	—
Other, net	(3)	(10)
Net cash used in financing activities	(65)	(149)

Net decrease in unrestricted and restricted cash and cash equivalents	(186)	(106)
Unrestricted and restricted cash and cash equivalents, beginning of period	1,412	1,560
Unrestricted and restricted cash and cash equivalents, end of period	$1,226	$1,454

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	March 31,	December 31,	March 31,
Contract Drilling Revenues (in millions)	2022	2021	2021
Contract drilling revenues
Ultra-deepwater floaters	$390	$432	$436
Harsh environment floaters	196	189	217
Total contract drilling revenues	$586	$621	$653

	Three months ended
	March 31,	December 31,	March 31,
Average Daily Revenue (1)	2022	2021	2021
Ultra-deepwater floaters	$305,600	$337,100	$371,600
Harsh environment floaters	399,100	387,700	377,800
Total fleet average daily revenue	$334,500	352,500	$373,700

	Three months ended
	March 31,	December 31,	March 31,
Utilization (2)	2022	2021	2021
Ultra-deepwater floaters	49.8%	50.9%	47.9%
Harsh environment floaters	60.3%	60.0%	64.7%
Total fleet average rig utilization	52.7%	53.4%	52.6%

	Three months ended
	March 31,	December 31,	March 31,
Revenue Efficiency (3)	2022	2021	2021
Ultra-deepwater floaters	94.9%	93.4%	97.1%
Harsh environment floaters	95.0%	96.7%	98.0%
Total fleet average revenue efficiency	94.9%	94.5%	97.4%

(1) Average daily revenue is defined as operating revenues, excluding revenues for contract terminations, reimbursements and contract intangible amortization, earned per operating day. An operating day is defined as a day for which a rig is contracted to earn a dayrate during the firm contract period after operations commence.

(2) Rig utilization is defined as the total number of operating days divided by the total number of rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual operating revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding revenues for incentive provisions, reimbursements and contract terminations.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(In millions, except per share data)

YTD
03/31/22
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(175)
Discrete tax items	(8)
Net loss, as adjusted	$(183)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.26)
Discrete tax items	(0.02)
Diluted loss per share, as adjusted	$(0.28)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/21	12/31/21	09/30/21	09/30/21	06/30/21	06/30/21	03/31/21
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(592)	$(260)	$(332)	$(130)	$(202)	$(103)	$(99)
Allowance for excess materials and supplies, certain items	28	28	—	—	—	—	—
(Gain) loss on disposal of assets, net	57	(3)	60	—	60	—	60
Loss on impairment of investment in unconsolidated affiliate	37	37	—	—	—	—	—
Gain on retirement of debt	(51)	—	(51)	—	(51)	—	(51)
Discrete tax items	47	72	(25)	8	(33)	(6)	(27)
Net loss, as adjusted	$(474)	$(126)	$(348)	$(122)	$(226)	$(109)	$(117)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.93)	$(0.40)	$(0.53)	$(0.20)	$(0.33)	$(0.17)	$(0.16)
Allowance for excess materials and supplies, certain items	0.04	0.04	—	—	—	—	—
(Gain) loss on disposal of assets, net	0.09	—	0.10	—	0.10	—	0.10
Loss on impairment of investment in unconsolidated affiliate	0.06	0.06	—	—	—	—	—
Gain on retirement of debt	(0.08)	—	(0.08)	—	(0.08)	—	(0.08)
Discrete tax items	0.08	0.11	(0.04)	0.01	(0.06)	(0.01)	(0.05)
Diluted loss per share, as adjusted	$(0.74)	$(0.19)	$(0.55)	$(0.19)	$(0.37)	$(0.18)	$(0.19)

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED CONTRACT DRILLING REVENUES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(In millions, except percentages)

YTD
03/31/22

Contract drilling revenues	$586
Contract intangible asset amortization	29
Adjusted Contract Drilling Revenues	$615

Net loss	$(175)
Interest expense, net of interest income	100
Income tax expense	26
Depreciation and amortization	183
Contract intangible asset amortization	29
EBITDA	163

Adjustments	—
Adjusted EBITDA	$163

EBITDA margin	26.5%
Adjusted EBITDA margin	26.5%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/21	12/31/21	09/30/21	09/30/21	06/30/21	06/30/21	03/31/21

Contract drilling revenues	$2,556	$621	$1,935	$626	$1,309	$656	$653
Contract intangible asset amortization	220	50	170	57	113	57	56
Adjusted Contract Drilling Revenues	$2,776	$671	$2,105	$683	$1,422	$713	$709

Net loss	$(591)	$(260)	$(331)	$(130)	$(201)	$(103)	$(98)
Interest expense, net of interest income	432	103	329	106	223	111	112
Income tax expense (benefit)	121	111	10	27	(17)	4	(21)
Depreciation and amortization	742	184	558	185	373	186	187
Contract intangible asset amortization	220	50	170	57	113	57	56
EBITDA	924	188	736	245	491	255	236

Allowance for excess materials and supplies, certain items	28	28	—	—	—	—	—
(Gain) loss on disposal of assets, net	57	(3)	60	—	60	—	60
Loss on impairment of investment in unconsolidated affiliate	37	37	—	—	—	—	—
Gain on retirement of debt	(51)	—	(51)	—	(51)	—	(51)
Adjusted EBITDA	$995	$250	$745	$245	$500	$255	$245

EBITDA margin	33.3%	28.0%	35.0%	35.9%	34.5%	35.8%	33.3%
Adjusted EBITDA margin	35.8%	37.3%	35.4%	35.9%	35.2%	35.8%	34.6%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(In millions, except tax rates)

	Three months ended
	March 31,	December 31,	March 31,
	2022	2021	2021

Loss before income taxes	$(149)	$(149)	$(119)
Allowance for excess materials and supplies, certain items	—	28	—
(Gain) loss on disposal of assets, net	—	(3)	60
Loss on impairment of investment in unconsolidated affiliate	—	37	—
Gain on retirement of debt	—	—	(51)
Adjusted loss before income taxes	$(149)	$(87)	(110)

Income tax expense (benefit)	$26	$111	$(21)
Allowance for excess materials and supplies, certain items	—	—	—
(Gain) loss on disposal of assets, net	—	—	—
Loss on impairment of investment in unconsolidated affiliate	—	—	—
Gain on retirement of debt	—	—	—
Changes in estimates (1)	8	(72)	27
Adjusted income tax expense	$34	$39	$6

Effective Tax Rate (2)	(17.6)%	(74.0)%	17.8%

Effective Tax Rate, excluding discrete items (3)	(22.8)%	(44.9)%	(5.7)%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities, or become aware of changes in laws and other events that have an effect on our (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) Our effective tax rate is calculated as income tax expense divided by income before income taxes.

(3) Our effective tax rate, excluding discrete items, is calculated as income tax expense, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.